UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 22, 2007

LAUREATE EDUCATION, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-22844	52-1492296
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1001 Fleet Street, Baltimore, Maryland		21202
(Address of principal executive offices)		(ZIP Code)

Registrant’s telephone number, including area code: (410) 843-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed, on June 3, 2007 Laureate Education, Inc., a Maryland corporation (the “Company”), and Iniciativas Culturales de Espana, SL, a wholly-owned subsidiary of the Company, entered into a Second Amendment (the “Amendment”) to the Five-Year Credit Agreement dated as of August 16, 2006 (the “Original Credit Agreement” and, as amended, the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as facility agent and collateral agent, J.P. Morgan Europe Limited, as London agent, and the lenders party thereto.

The Amendment provided for a possible increase of the U.S. sub-facility in an aggregate principal amount of up to US$175 million to a maximum amount of US$375 million.  As contemplated by the Amendment, on June 22, 2007, the Company received additional U.S. sub-facility commitments in an aggregate amount of US$175 million from certain of the existing lenders under the Credit Agreement as well as two additional lenders that joined the Credit Agreement.  The total amount outstanding under the Credit Agreement is now US$525 million.

In connection with the new commitments under the Credit Agreement, the Company provided an irrevocable notice of termination of commitments under the Credit Agreement to the facility agent to be effective on December 31, 2009.  The notice of termination effectively shortens the maturity date of the Credit Agreement from August 16, 2011 to December 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAUREATE EDUCATION, INC.

/s/ Robert W. Zentz
	Name:	Robert W. Zentz
	Title:	Senior Vice President and General Counsel
Date: June 26, 2007